                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement pertaining to the 1993 Employee Stock Option Plan, 1993 Employee Stock Purchase Plan, 1989 Stock Option Plan and 1987 Stock Option Plan of Rock-Tenn Company and to the incorporation by reference therein, to our report dated October 20, 1998, with respect to the consolidated financial statements of Rock-Tenn Company incorporated by reference in its Form 10-K for the year ended September 30, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP
Atlanta, Georgia
April 26, 1999






                                      -18-